Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-167856 and 333-273267 on Form S-3 and Registration Statements No. 333-197115, 333-197114 and 333-279858 on Form S-8 of First Bancorp of our report dated February 23, 2026 relating to the consolidated financial statements of First Bancorp and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/Crowe LLP

Fort Lauderdale, Florida
February 25, 2026